Exhibit 99.1

The following presents the Company’s historical quarterly statements of operations to reflect the accounting for discontinued operations:

	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001	March 31, 2002

Net revenue	24,547,030	27,900,017	26,022,997	31,709,721	41,726,210

Cost and operating expenses:
Data communications and telecommunications	23,181,296	25,767,191	25,167,848	28,203,350	35,587,961
Research and development	5,045,738	4,775,939	7,816,901	6,300,640	5,475,694
Selling and marketing	5,660,281	5,306,313	5,302,305	4,053,859	3,588,677
General and administrative	10,038,558	4,437,463	5,173,434	5,900,202	5,534,134
Depreciation and amortization	6,686,487	6,798,615	9,434,472	9,444,035	9,907,974
Non-cash stock based compensation	196,960	516,309	334,265	334,266	334,265
Loss on sale of messaging business	—	—	—	—	2,180,540
Restructuring and other non-recurring costs	—	37,520,000	—	14,314,318	—

Total cost and operating expenses	50,809,320	85,121,830	53,229,225	68,550,670	62,609,245

Loss from operations	(26,262,290)	(57,221,813)	(27,206,228)	(36,840,949)	(20,883,035)

Interest income	3,953,904	2,286,821	1,507,761	1,420,417	360,571
Interest expense	(3,867,332)	(3,886,472)	(4,016,045)	(4,747,844)	(3,903,024)
Other expenses, net	(198,174)	(208,926)	(71,927)	(108,219)	(93,110)

Loss from continuing operations before extraordinary gain on repurchase of Convertible Subordinated Notes	(26,373,892)	(59,030,390)	(29,786,439)	(40,276,595)	(24,518,598)

Loss on discontinued operations	(26,772,797)	(7,764,821)	(7,317,193)	(7,916,146)	(3,838,512)

Loss before extraordinary gain on repurchase of Convertible Subordinated Notes	(53,146,689)	(66,795,211)	(37,103,632)	(48,192,741)	(28,357,110)

Extraordinary gain on bond repurchase	—	—	—	14,548,973	10,394,431

Net loss applicable to common stockholders	(53,146,689)	(66,795,211)	(37,103,632)	(33,643,768)	(17,962,679)

Basic and diluted net loss per share:
Loss from continuing operations before extraordinary gain on repurchase of Convertible Subordinated Notes	$(0.70)	$(1.34)	$(0.67)	$(0.91)	$(0.54)
Loss on discontinued operations	(0.71)	(0.18)	(0.17)	(0.18)	(0.09)
Loss before extraordinary gain on repurchase of Convertible Subordinated Notes	(1.40)	(1.52)	(0.84)	(1.08)	(0.63)
Extraordinary gain on bond repurchase	—	—	—	0.33	0.23
Net loss applicable to common stockholders	$(1.40)	$(1.52)	$(0.84)	$(0.76)	$(0.40)

Basic and diluted weighted average common shares outstanding	37,866,350	43,973,685	44,231,926	44,463,299	45,121,759